UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 9, 2008
(Date of earliest event reported)

THE KROGER CO.
(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Number)

1014 Vine Street
Cincinnati, OH 45201
(Address of principal
executive offices)

Registrant's telephone number: (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01    Regulation FD Disclosure.

Management of The Kroger Co. will participate in the Merrill Lynch Retailing Leaders Conference in New York, NY on January 13 – 14, 2008.

The current economic environment and recent comments by other retailers have prompted some inquiries from investors who seek to understand consumer spending trends. Our practice is to not comment on the Company's intra-quarter sales or profits. In anticipation of further inquiries about these topics from investors during the conference, the Company confirms the following guidance:

Fiscal 2007:

Net earnings per diluted share – Will slightly exceed the range of $1.64 to $1.67

Operating margin (excluding retail fuel operations) – Slightly improving

Identical supermarket sales growth (excluding fuel sales) – Approximately 5%

Beyond Fiscal 2007:

Operating margin (excluding retail fuel operations) – Slightly improving

Identical supermarket sales growth (excluding fuel sales) – 3% to 5%

__________

This filing contains forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Increased competition, weather and economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, the impact our other stores located in proximity to existing stores (the “sister store” impact) have on sales at those existing stores, and labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our identical supermarket sales growth and earnings per share. Earnings per share also will be affected by the number of shares outstanding and our success in reducing the number of shares outstanding. Our ability to increase our operating margins is dependent primarily on our ability to increase identical sales, pass along product cost increases, and our ability to reduce shrink, distribution costs, and advertising expenses as a rate of sales. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

January 9, 2008	By:	/s/ J. Michael Schlotman
J. Michael Schlotman
Senior Vice President and
Chief Financial Officer